As filed with the Securities and Exchange Commission on December 19, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZaZa Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	45-2986089
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1301 McKinney Street, Suite 2800
Houston, Texas 77010
(713) 595-1900
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott Gaille Chief Compliance Officer & General Counsel ZaZa Energy Corporation 1301 McKinney Street, Suite 2800 Houston, Texas 77010 (713) 595-1900	With copies to: J. Mark Metts Sidley Austin LLP 1000 Louisiana, Suite 6000 Houston, Texas 77002 (713) 495-4501

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practical after the Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share (1)	212,470	$288,959.20	$33.58

(1)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the common stock on December 15, 2014 as reported on the NASDAQ Capital Market.

The registrant is an emerging growth company, as defined in Section 2(a) of the Securities Act.  This Registration Statement complies with the requirements that apply to an issuer that is an emerging growth company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 19, 2014

Preliminary Prospectus

212,470 Shares of Common Stock

We are offering directly to the investor 212,470 shares of our common stock that were issuable upon the exchange of warrants that were formerly held by the investor.  On July 21, 2014, we sold the warrants to the investor to purchase 361,493 shares of common stock at an exercise price of $11.2036 per share (as adjusted for a 1-for-10 reverse stock split effective August 18, 2014) and registered both the warrants and the shares underlying the warrants pursuant to a Rule 424 prospectus.  The warrants contained a provision that allowed the investor to exchange the warrants for common stock on a cashless basis using a negotiated Black-Scholes formula.  We believe that this formula is subject to a 100% cap, meaning that no more than 361,493 shares of common stock are issuable upon exchange.  The investor believes that there is no such cap.  Using the Black-Scholes formula without a cap, the number of shares of common stock issuable to the investor upon exchange of the warrants would be greater than 361,493 shares of common stock originally registered.  We and the investor have resolved the disagreement regarding the number of shares issuable upon exchange of the warrants and entered into a settlement agreement with respect to this resolution on November 18, 2014.  Pursuant to the settlement agreement, we agreed to issue to the investor 1 million shares of our common stock of which 787,530 shares were issued and registered on November 18, 2014.  This prospectus covers the additional 212,470 shares of common stock that we are required to issue pursuant to the settlement agreement and in exchange for the warrants.

Our common stock is listed on the NASDAQ Capital Market under the symbol ZAZA.  On December 18, 2014 the last sale price of our common stock as reported on the NASDAQ Capital Market was $1.46 per share.

Investing in our securities involves a high degree of risk.  Please see the sections entitled “Risk Factors” on page 8 of this prospectus, as well as in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference herein, for a discussion of important risks that you should consider before making an investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement.  We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it.  We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights.  You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, financial and related advice regarding an investment in our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) rather than filed:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 31, 2014;

•                  our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2014, as filed with the SEC on May 13, 2014, for the fiscal quarter ended June 30, 2014, as filed with the SEC on August 13, 2014, and for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014;

•                  our Current Reports on Form 8-K filed with the SEC on February 7, 2014, February 26, 2014, March 12, 2014, March 20, 2014, March 21, 2014, March 31, 2014, May 20, 2014, May 21, 2014, June 13, 2014, June 13, 2014, July 21, 2014, August 13, 2014, August 25, 2014, August 27, 2014, September 24, 2014, November 6, 2014, November 13, 2014, November 14, 2014, and November 19, 2014; and

•                  the information specifically incorporated by reference into the Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2014.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost.  Requests should be made by writing or telephoning us at the following address:

ZaZa Energy Corporation
1301 McKinney Street, Suite 2800
Houston, Texas 77010
(713) 595-1900
Attn:  Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 being filed with the SEC under the Securities Act to register the securities offered by this prospectus.  The registration statement, including the attached exhibits, contains additional relevant information about us.  The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public through the SEC’s website at www.sec.gov.  General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.zazaenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC.  Information on our website is not incorporated into this prospectus or our other securities filings and does not constitute a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, the following:

•                                          our registered public accounting firm for the year ended December 31, 2013 expressing doubt about our ability to continue as a going concern;

•                                          our ability to maintain sufficient liquidity and continue as a going concern;

•                                          fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids;

•                                          our substantial level of indebtedness;

•                                          problems with our joint ventures or joint venture partners;

•                                          our ability to raise necessary capital in the future;

•                                          exploratory risks associated with new or emerging oil and gas formations;

•                                          risks associated with drilling and operating wells;

•                                          inaccuracies and limitations inherent in estimates of oil and gas reserves;

•                                          our ability to replace oil and gas reserves;

•                                          requirements to repurchase our 10.00% Senior Secured Notes due 2017 (the “Senior Secured Notes”) or our 9.00% Convertible Senior Notes due 2017 (the “Convertible Notes”);

•                                          our ability to use net operating loss carryforwards;

•                                          unavailability or high cost of oil and gas equipment, materials, supplies, services and personnel;

•                                          our concentration in a single geographic area;

•                                          uninsured losses from oil and gas operating risks;

•                                          legislation and governmental regulations, including federal or state regulation of hydraulic fracturing;

•                                          our dependency upon third-party gathering, transportation and processing facilities;

•                                          our size relative to our peers;

•                                          failures in our acquisition strategy or integration of our acquisitions;

•                                          hurricanes and natural disasters; and

•                                          access to water to conduct hydraulic fracturing.

Many of these factors are beyond our ability to control or predict.  Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements.  These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements.  Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

Although we believe that the assumptions on which any forward-looking statements are based in this prospectus and other periodic reports filed by us are reasonable when and as made, no assurance can be given that such assumptions will prove correct.  All forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by applicable securities laws and regulations.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risk Factors” beginning on page 8 of this prospectus and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our annual report on Form 10-K for the fiscal year ended December 31, 2013, our other reports and registration statements filed from time to time with the SEC and other announcements we make from time to time.  You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”  Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus.  This summary does not contain all of the information that may be important to you.  You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.  Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “ZaZa,” “we,” “us,” and “our” mean ZaZa Energy Corporation and its directly or indirectly wholly owned subsidiaries (including ZaZa Energy, LLC and Toreador Resources Corporation).

Our Company

ZaZa Energy Corporation is an independent oil and gas company focused on the exploration and production of unconventional oil and gas assets.  We currently operate primarily through joint ventures in the Eaglebine trend in East Texas and the Eagle Ford trend in South Texas.  Our common stock is traded on the NASDAQ Capital Market under the trading symbol ZAZA.

Our principal executive offices are located at 1301 McKinney Street, Suite 2800, Houston, Texas 77010, and our telephone number is (713) 595-1900.  Our website address is www.zazaenergy.com.  However, information contained on our website is not incorporated by reference into and does not constitute part of this prospectus

The Offering

Common stock we are offering:	212,470 shares

Common stock to be outstanding after this offering (1):	13,141,106 shares

Listing:	Our common stock is listed on the NASDAQ Capital Market under the symbol ZAZA.

Use of Proceeds:	The Company will not receive any additional proceeds from the sale of common stock offered by this prospectus. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” on page 8 of this prospectus.

(1) The number of shares of common stock to be outstanding after this offering is based on 12,928,636 shares of common stock outstanding as of November 30, 2014 and excludes, as of November 30, 2014, the following:  (a) 1,600,208 shares of our common stock issuable upon conversion of any or all of our $40.0 million in outstanding Convertible Notes at a conversion rate of 40.0052 shares of common stock per $1,000 principal amount of Convertible Note; (b) 3,178,188 shares of our common stock issuable upon the exercise of outstanding warrants with an exercise price of $17.09 per share and that expire on August 21, 2020; (c) 653,268 shares of our common stock available for award under the ZaZa Energy Corporation 2012 Long-Term Incentive Plan; and (d) 940,497 shares of our common stock that may be issued to Todd A. Brooks, John E. Hearn, Jr., Gaston Kearby and entities controlled by each of these individuals in exchange for the outstanding 8.00% Subordinated Notes due 2017 (the “Subordinated Notes”) pursuant to exchange agreements dated February 24, 2014 (the “Exchange Agreements”).

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors contained in our most recently filed periodic reports filed with the SEC, including our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any Current Report on Form 8-K that updates the risk factors contained in such Forms 10-K and 10-Q, all of which are on file with the SEC and are incorporated by reference into this prospectus.  The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment.  You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Since we have a negative net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you receive in this offering.  Based on our net tangible book value as of September 30, 2014, if you receive shares of common stock in this offering, you will suffer immediate and substantial dilution of $4.24 per share with respect to the net tangible book value of the common stock.  See the section entitled “Dilution” on page 14 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Holders of our outstanding debt and any preferred stock that we may offer have liquidation and other rights that are senior to the rights of the holders of our common stock, and any future issuance of debt or preferred stock could adversely affect the market price of our common stock.

As of September 30, 2014, we had outstanding approximately $13.9 million aggregate principal amount of Senior Secured Notes, $40.0 million aggregate principal amount of Convertible Notes and $47.3 million aggregate principal amount of Subordinated Notes, and we may incur additional indebtedness in the future.  Additionally, we have entered into the Exchange Agreements, which provide for the issuance of a new series of perpetual preferred stock with a liquidation preference of $12.8 million.  Upon any voluntary or involuntary liquidation, dissolution or winding up, payment will be made to holders of our debt and, if preferred stock is issued pursuant to the terms of the Exchange Agreements or otherwise, preferred stock, before any payment is made to the holders of our common stock.  This will reduce the amount of our assets, if any, available for distribution to holders of our common stock.  Because our decision to issue debt and preferred stock is dependent on market conditions and other factors that may be beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances.  Any such future issuance could reduce the market price of our common stock.

SELECTED FINANCIAL DATA

On August 19, 2014, the Company completed a 1-for-10 reverse stock split.  As a result of the reverse stock split every ten outstanding shares of common stock became one share of common stock.  All information in this prospectus, except for information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our Quarterly Reports on Forms 10-Q for the quarters ended March 31 and June 30, 2014 and the pro forma financial statements contained in our Current Report on Form 8-K filed on September 24, 2014 has been presented to reflect the impact of the reverse split.  The following selected financial data is based on common stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the pro forma financial statements contained in our Current Report on Form 8-K filed on September 24, 2014, as retrospectively adjusted to reflect the reverse stock split.  Our latest interim financial information, which was contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, reflects the effects of the reverse stock split and is incorporated herein by reference.

Select Data from Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2013	2012
	(In thousands, except per share data)
Basic loss per share:
Continuing operations	$(6.23)	$(5.51)
Discontinued operations	(0.30)	(5.32)
	$(6.53)	$(10.83)
Diluted loss per share:
Continuing operations	$(6.23)	$(5.79)
Discontinued operations	(0.30)	(5.23)
	$(6.53)	$(11.02)
Loss from continuing operations:
Basic	$(64,463)	$(54,056)
Diluted	$(64,463)	$(57,689)

Loss from discontinued operations	$(3,102)	$(52,171)

Weighted average shares outstanding:
Basic	10,346	9,803
Diluted	10,346	9,968

Consolidated Statements of Comprehensive Loss
Net loss	$(67,565)	$(106,227)
Foreign currency translation adjustments, net of taxes	(125)	32
Comprehensive loss	$(67,690)	$(106,195)

Selected Data from Pro Forma Consolidated Statements of Operations*

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Historical	Pro Forma	Historical	Pro Forma
	(In thousands, except per share data)
Loss from continuing operations	$(10,572)	$(10,510)	$(64,463)	$(64,334)
Basic and diluted loss per share:
Continuing operations	$(1.00)	$(0.99)	$(6.23)	$(6.22)
Weighted basic and diluted average shares outstanding:	10,573	10,573	10,346	10,346

* The Company included pro forma financial statements in its Current Report on Form 8-K filed on September 24, 2014 to report the effects of a transaction with an affiliate of Quantum Energy Partners that closed on September 18, 2014.

USE OF PROCEEDS

Because we are offering these shares with respect to the exchange of the warrants for which consideration has already been paid, we will not receive any proceeds from the sale of the common stock being offered hereby.

DESCRIPTION OF OUR COMMON STOCK

Listing

Our outstanding shares of common stock are listed on the NASDAQ Capital Market under the symbol “ZAZA.”

Dividends

We have not paid any cash dividends in the past on our common stock. The covenants in certain debt instruments to which we are a party place certain restrictions and conditions on our ability to pay dividends. Furthermore, the warrants that were issued on February 21, 2012 to the purchasers of our Senior Secured Notes prohibit the payment of cash dividends on our common stock. Also, as a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends. Any future cash dividends would depend on contractual limitations, future earnings, capital requirements, our financial condition and other factors determined by our board of directors.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under our amended and restated bylaws, unless otherwise required by Delaware law, action by our stockholders is taken by the affirmative vote of the holders of a majority of the votes cast, except for elections, which are determined by a plurality of the votes cast, at a meeting of stockholders at which a quorum is present. The holders of one-third of the outstanding shares of our common stock entitled to vote on a matter that are present in person or by proxy will constitute a quorum. Holders of common stock may not cumulate their votes in the elections of directors.

Amendments to the Restated Certificate of Incorporation and Amended and Restated Bylaws

Any amendment to our restated certificate of incorporation requires the approval of the board of directors and the affirmative vote of a majority of the holders of the shares of capital stock entitled to vote thereon. However, until February 21, 2015, each stockholder party to the stockholders’ agreement by and among certain of our stockholders that hold a majority of our outstanding common stock will vote, or execute consents in respect of, all of its shares of voting stock against any proposed amendment to our restated certificate of incorporation that is inconsistent in any material respect with the provisions of the stockholders’ agreement.

Any amendment to our amended and restated bylaws will be made by the board of directors by the affirmative vote of a majority of the directors then serving, subject to the right of the stockholders to vote thereon. However, until February 21, 2015, each stockholder party to the stockholders’ agreement will vote, or execute consents in respect of, all of its shares of voting stock against any proposed amendment to our amended and restated bylaws that is inconsistent in any material respect with the provisions of the stockholders’ agreement.

Other Rights

We will notify common stockholders of any stockholders’ meetings according to the terms of our amended and restated bylaws and applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Anti-Takeover Provisions under Delaware Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our restated certificate of incorporation and amended and restated bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.

Board of Directors

Our restated certificate of incorporation, as amended, our amended and restated bylaws and a stockholders’ agreement by and among certain of our stockholders that hold a majority of our common stock provide that, subject to the rights of the holders of shares of any series of preferred stock then outstanding, until February 21, 2015, the number of directors comprising the board of directors will be nine (unless changed by a vote of at least 75% of the directors). Until February 21, 2015, entities controlled by Todd A. Brooks, John E. Hearn Jr. and Gaston L. Kearby, the former managing members of ZaZa LLC (the “ZaZa Legacy Owners”), will be entitled to designate a proportionate number of directors to the board of directors (but not more than seven) based upon their (and their permitted transferees’) percentage ownership of ZaZa. Thus, during such period, as long as the ZaZa Legacy Owners (and their permitted transferees) own at least approximately 72.2% of the outstanding shares of our common stock and the board of directors is composed of nine directors, the ZaZa Legacy Owners will continue to have the right to designate seven directors. Our remaining directors will be nominated by a nominating committee consisting of two directors (the “Toreador Designees”) selected by the former owners of Toreador (and their successors) and one independent director selected by the ZaZa Legacy Owners. Until February 21, 2015, the ZaZa Legacy Owners will be required to vote their shares of common stock in favor of the nominees of the nominating committee. After February 21, 2015, if the ZaZa Legacy Owners jointly vote their shares of common stock, they will be able to nominate and elect all members of the board of directors. However, we are not currently aware of any agreement or arrangement among the ZaZa Legacy Owners to act collectively. Pursuant to the stockholders’ agreement, the stockholders who are party to the stockholders’ agreement will not vote for the removal of a director elected in accordance with the procedures in the stockholders’ agreement. After February 21, 2015, the board of the directors will consist of not less than five (5) nor more than fifteen (15) directors, and at and following such time, any or all of the directors may be removed for or without cause at any annual meeting or special meeting of the stockholders, upon the affirmative vote of the majority of the outstanding shares of each class of common stock entitled to vote.

Advance Notice of Stockholder Nominations and Stockholder Business

Our amended and restated bylaws require written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, must be received not more than 180 days nor less than 120 days prior to the anniversary of the preceding year’s annual meeting. In the event of a special meeting, or if the date for the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, such stockholder’s notice must be received no later than the close of business on the tenth day after the earlier of the date on which notice of the meeting date was mailed or public disclosure of the meeting date was made. This provision may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Blank Check Preferred Stock

Our restated certificate of incorporation authorizes the issuance of up to 25 million shares of blank check preferred stock. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Business Combinations Under Delaware Law

We are a Delaware corporation and are subject to Section 203 of the DGCL. Section 203 prevents a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock, or an “interested stockholder,” from engaging in certain business combinations with us for three years following the time that the interested stockholder became an interested stockholder. These restrictions do not apply if:

•                  before the person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

•                  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•                  following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include (1) any merger or consolidation involving the corporation and an interested stockholder; (2) any sale, lease, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

Limitation of Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our restated certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability:

•                  for any breach of the officer’s or director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•                  for any transaction from which the officer or director derived an improper personal benefit.

The inclusion in our restated certificate of incorporation of a provision indemnifying our officers and directors to the fullest extent permitted by Delaware law may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted us and our stockholders.

Both our restated certificate of incorporation and amended and restated bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DILUTION

Your interest in the securities that you will receive will be diluted by an amount equal to the difference between the price at which you receive the securities and the net tangible book value per share of common stock after this offering.  We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as-adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

Our net tangible book value at September 30, 2014 was a deficit of approximately $55.7 million, or $4.59 per share of common stock.  After giving effect to the issuance of 212,470 shares of our common stock in this offering for no additional consideration, the issuance of 787,530 shares of our common stock to the investor on November 18, 2014 and after deducting estimated offering expenses paid by us, our adjusted net tangible book deficit at September 30, 2014 would be $55.7 million, or $4.24 per share.  This represents an immediate decrease in as-adjusted net tangible book deficit of $0.35 per share to existing shareholders and an immediate increase of net tangible book deficit of $4.24 per share to the investor in this offering.  The following table illustrates this per share dilution:

Offering price per share		$0.00
Net tangible book value per share as of September 30, 2014	$(4.59)
Increase per share attributable to the investor purchasing our common stock in this offering	$0.35
As adjusted net tangible book deficit per share as of September 30, 2014, after giving effect to this offering		$(4.24)
Increase in net tangible book deficit per share to the investor in this offering		$4.24

These calculations are based on 12,141,106 shares outstanding as of September 30, 2014 plus the issuance of 212,470 shares of our common stock in this offering and the previously issued 787,530 shares of our common stock to the investor on November 18, 2014 and exclude the following issuances (as adjusted for our 1-for-10 reverse stock split effective August 19, 2014):

•                  up to 1,600,208 shares of our common stock issuable upon conversion of any or all of our $40.0 million in outstanding Convertible Notes at an conversion rate of 40.0052 shares of common stock per $1,000 in principal amount of Convertible Note;

•                  3,178,188 shares of our common stock issuable upon the exercise of outstanding warrants with an exercise price of $17.09 per share and that expire on August 21, 2020;

•                  653,268 shares of our common stock available for award under the ZaZa Energy Corporation 2012 Long-Term Incentive Plan; and

•                  940,497 shares of our common stock that may be issued to Todd A. Brooks, John E. Hearn, Jr., Gaston Kearby and entities controlled by each of these individuals in exchange for the outstanding Subordinated Notes pursuant to the Exchange Agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities.

PLAN OF DISTRIBUTION

Pursuant to a settlement agreement dated November 18, 2014, we have agreed to issue directly to the investor all of the shares of common stock offered by this prospectus in exchange for the warrants that were held by the investor.  No underwriters or agents were engaged by us for this transaction.  We estimate the total expenses of this offering will be approximately $50,000.

The foregoing descriptions of the warrants and the settlement agreement are only summaries, do not purport to be complete and are qualified in their entirety by reference to (a) the settlement agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 18, 2014 and is incorporated herein by reference, and (b) the form of warrant for the warrants, a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on July 21, 2014 and is incorporated herein by reference.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of ZaZa Energy Corporation appearing in ZaZa Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about ZaZa Energy Corporation’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with our oil and natural gas properties is derived from the reports of Ryder Scott Company, L.P., an independent petroleum engineer firm.  This information and the report of Ryder Scott Company, L.P. are incorporated by reference herein and in the registration statement upon the authority of said firm as an expert with respect to such matters covered by such report and in giving such report.

Certain information with respect to the oil and gas reserves associated with our oil and natural gas properties is derived from the reports of DeGolyer and MacNaughton, an independent petroleum engineering firm.  This information and the report of DeGolyer and MacNaughton are incorporated by reference herein and in the registration statement upon the authority of said firm as an expert with respect to such matters covered by such report and in giving such report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                                  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$33.58
NASDAQ fee	$	†
Legal fees and expenses	$	†
Accounting fees and expenses	$	†
Printing expenses	$	†
Miscellaneous	$	†
Total	$	†

†                 Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that ZaZa anticipates it will incur in connection with the offering of securities under this Registration Statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 14.                                                  Indemnification of Directors and Officers.

As permitted by Section 102 of the DGCL, Article Eighth of our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors to the fullest extent permitted by the DGCL. Section 145 of the DGCL gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

Article 10 of our amended and restated bylaws provides that we shall indemnify every person who is or was a director or officer or is or was serving at the company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the full extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than said law permitted prior to such amendment). Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under the DGCL as discussed above and certain future potential liability of individual directors or officers incurred in their capacity as such which is not subject to indemnification.

We have entered into indemnity agreements with our present directors and certain of our executive officers. The indemnity agreements will supplement existing indemnification provisions in our restated certificate of incorporation and amended and restated bylaws, and generally provide for the indemnification of all liabilities, costs and expenses incurred by our directors and executive officers in connection with the performance of their duties for the registrant, subject to certain customary exclusions. The indemnity agreements also provide for the reimbursement of expenses any such person incurs as a witness in connection with a proceeding involving the registrant and the advancement of expenses during any proceeding prior to a final resolution as long as such person agrees to return such funds if it is determined that they were not entitled to indemnification under the indemnity agreements. The indemnity agreements also establish customary procedures to determine whether a person is entitled to indemnification, including by the appointment of an independent counsel to evaluate such person’s claim to indemnification.

Item 15.                                                  Recent Sales of Unregistered Securities.

On August 21, 2013, ZaZa entered into a stock purchase agreement with Todd A. Brooks under which Mr. Brooks purchased 150,000 (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014) shares of our common stock.  Proceeds from the sale were used to acquire oil and gas properties. The shares of common stock were issued in a private placement in reliance upon applicable exemptions from registration under Section 4(a)(2) and Regulation D of the Securities Act.

On October 22, 2012, ZaZa issued the Convertible Notes to 683 Capital Partners, LP, Adage Capital Management L.P., Advanced Series Trust—AST Academic Strategies Asset, Aegis Financial Corporation, AQR Funds—AQR Diversified Arbitrage Fund, AQR Opportunistic Premium Offshore Fund, L.P., AQR UCITS Funds—AQR Convertible Opportunities, Aristeia Master L.P., Citadel Equity Fund Ltd., CNH Diversified Opportunities Master Account, L.P., DCF Partners, LP, Graham Macro Strategic Ltd., Nokota Capital Master Fund, L.P., Pacific Capital Management LLC, Polar Capital Partners Convertible Fund Ltd., Zazove Associates, LLC.  The Convertible Senior Notes were issued in a private placement in reliance upon applicable exemptions from registration under Section 4(a)(2) of and Regulation D under the Securities Act.  The Convertible Senior Notes were sold at a price of $950 for each $1,000 original principal amount thereof, for aggregate gross proceeds of $38.0 million.  There are currently $40.0 million in Convertible Senior Notes outstanding and the Convertible Senior Notes are convertible into an aggregate of 1,600,208 shares of our common stock at the current conversion rate of 40.0052 shares of common stock per $1,000 in principal amount of convertible notes.

On February 21, 2012, ZaZa issued the Senior Secured Notes to the following entities (the “Senior Secured Purchasers”): MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, Winmill Investments LLC, O-Cap Offshore Master Fund, L.P., O-CAP Partners, L.P., Permal Talara Ltd., Blackwell Partners, LLC, Talara Master Fund, Ltd. and Capital Ventures International.  The Senior Secured Notes were issued in a private placement in reliance upon applicable exemptions from registration under Section 4(a)(2) and Regulation D of the Securities Act.

On February 21, 2012, ZaZa issued to the Senior Secured Purchasers warrants to purchase 2,631,579 shares (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014) of our common stock (the “2020 Warrants”).  The 2020 Warrants were issued in a private placement in reliance upon applicable exemptions from registration under Section 4(a)(2) and Regulation D of the Securities Act.  The original exercise price of the 2020 Warrants was $31.50 (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014), subject to certain anti-dilution protections, including, but not limited to, stock splits and stock dividends, and issuances below the strike price or below 90% of the market price of our common stock.  As a result of the anti-dilution adjustments in the 2020 Warrants and amendments to the securities purchase agreement entered into with the purchasers of the 2020 Warrants, as of September 30, 2014, the number of outstanding shares of our common stock represented by the 2020 Warrants has increased to 3,178,188 (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014) and the exercise price had been reduced to $17.09 per share (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014).  The 2020 Warrants expire on August 21, 2020 and are currently exercisable.

As of November 30, 2014, the 2020 Warrants represented approximately 20% of the outstanding shares of our common stock on an as converted and fully-diluted basis.  The 2020 Warrants contain a cashless exercise provision and became exercisable at the option of the holder at any time beginning August 21, 2012. We can force exercise of the 2020 Warrants at any time beginning February 21, 2015 if the daily volume weighted average price (the “VWAP”) of Common Stock is, at the time of such conversion, greater than or equal to $100 (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014) per share for the prior 45 consecutive trading day period, and if for each of those 45 consecutive trading days, an average of at least 5,000 (as adjusted to account for a 1-for-10 reverse stock split on August 19, 2014) shares of Common Stock are traded per day during such period.

Item 16.                                                  Exhibits and Financial Statement Schedules.

The exhibits listed on the Exhibit Index to this registration statement are hereby incorporated by reference.

Item 17.                                                  Undertakings.

A.                                    The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.                                    The undersigned registrant hereby undertakes that:

(1)                                 For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 19, 2014.

ZAZA ENERGY CORPORATION

By:	/s/ Todd A. Brooks
Todd A. Brooks
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd A. Brooks, Paul F. Jansen and S. Scott Gaille, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign and file in the name and on behalf of such officer or director of the Company any and all amendments, including pre- and post-effective amendments, or supplements thereto, and all additional registration statements relating to the same offering of such offered securities as the Registration Statement that are filed pursuant to Rule 462 of the Securities Act of 1933, to attest the seal of the Company thereon, and to file any or all of the foregoing, with all exhibits thereto, and other applications and documents in connection therewith, with the Securities and Exchange Commission, the NASDAQ Capital Market, any other exchange or quotation system and any state securities commission or other regulatory authority, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, and to take or cause to be taken any and all such further actions in connection therewith, for and on behalf and in the name of the Company, as they, in their sole discretion, deem necessary, advisable or appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on December 19, 2014.

Signature	Title

/s/ Todd A. Brooks	Executive Director, President and Chief Executive
Todd A. Brooks	Officer (principal executive officer)

/s/ Paul F. Jansen	Chief Financial Officer
Paul F. Jansen	(principal financial officer and principal accounting officer)

Director
Travis H. Burris

/s/ John E. Hearn Jr.	Director
John E. Hearn Jr.

/s/ Gaston L. Kearby	Director
Gaston L. Kearby

/s/ A. Haag Sherman	Director
A. Haag Sherman

/s/ Herbert C. Williamson III	Director
Herbert C. Williamson III

EXHIBITS

Number	Exhibit Title

2.1

Agreement and Plan of Merger and Contribution, dated August 9, 2011, by and among Toreador Resources Corporation, ZaZa Energy, LLC, ZaZa Energy Corporation and Thor Merger Sub Corporation (incorporated by reference to Exhibit 2.1 to Toreador Resources Corporation’s Current Report on Form 8-K filed August 10, 2011).

2.2

Amendment No. 1 to the Agreement and Plan of Merger and Contribution, dated November 10, 2011, by and among Toreador Resources Corporation, ZaZa Energy, LLC, ZaZa Energy Corporation and Thor Merger Sub Corporation (incorporated by reference to Exhibit 2.4 to ZaZa Energy Corporation’s Form S-4/A (333-177264) filed November 21, 2011).

2.3

Amendment No. 2 to the Agreement and Plan of Merger and Contribution, dated February 21, 2012, by and among Toreador Resources Corporation, ZaZa Energy, LLC, ZaZa Energy Corporation and Thor Merger Sub Corporation (incorporated by reference to Exhibit 2.3 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

2.4

Contribution Agreement, dated August 9, 2011, by and among Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc. and ZaZa Energy Corporation (incorporated by reference to Exhibit 2.2 to Toreador Resources Corporation’s Current Report on Form 8-K filed August 10, 2011).

2.5

Amendment No. 1 to the Contribution Agreement, dated November 10, 2011, by and among Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc. and ZaZa Energy Corporation, and consented to and agreed to by Toreador Resources Corporation (incorporated by reference to Exhibit 2.5 to ZaZa Energy Corporation’s Form S-4/A (333-177264) filed November 21, 2011).

2.6

Net Profits Interests Contribution Agreement, dated August 9, 2011, by and among the holders of net profits interests of ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 2.3 to Toreador Resources Corporation’s Current Report on Form 8-K filed August 10, 2011).

†2.7

Purchase and Sale Agreement, by and between ZaZa Energy, LLC and Q-Chalk Vex II (IV) Investment Partners, dated August 21, 2014 (incorporated by reference to Exhibit 2.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed September 24, 2014).

2.8

Amendment No.1 to Purchase and Sale Agreement, dated September 16, 2014, by and among ZaZa Energy, LLC, Qchalk Vex II (IV) Investment Partners, and Q-Z (IV) Investment Partners, LLC, (incorporated by reference to Exhibit 2.2 of ZaZa Energy Corporation’s Current Report on Form 8-K filed September 24, 2014).

3.1	Restated Certificate of Incorporation of ZaZa Energy Corporation (incorporated by reference to Exhibit 3.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

3.2

Certificate of Amendment to Restated Certificate of Incorporation of ZaZa Energy Corporation (incorporated by reference to Exhibit 3.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed August 25, 2014).

3.3	Amended and Restated Bylaws of ZaZa Energy Corporation (incorporated by reference to Exhibit 3.2 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

4.1

Securities Purchase Agreement, dated as of February 21, 2012, by and among ZaZa Energy Corporation and purchasers thereunder, including MSDC ZEC Investments, LLC and Senator Sidecar Master Fund LP (incorporated by reference to Exhibit 4.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

Number	Exhibit Title

4.2

Waiver and Amendment No. 1, dated June 8, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.3

Waiver and Amendment No. 2, dated July 25, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 10.7 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.4

Waiver and Amendment No. 3, dated October 16, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 4.4 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.5

Amendment No. 4, dated December 17, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 4.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed December 21, 2012).

4.6

Amendment No. 5, dated March 28, 2013, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 10.6 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 15, 2013).

4.6

Amendment No. 6, dated March 12, 2014, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto, as amended (incorporated by reference to Exhibit 10.6 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 13, 2014).

4.6

Form of Secured Notes issued pursuant to the Securities Purchase Agreement, dated as of February 21, 2012, by and among ZaZa Energy Corporation and purchasers thereunder, including MSDC ZEC Investments, LLC and Senator Sidecar Master Fund LP (incorporated by reference to Exhibit 4.2 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

4.7

Form of Note Purchase Agreement, dated as of October 16, 2012, by and among ZaZa Energy Corporation and purchasers thereunder (incorporated by reference to Exhibit 4.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.8

Form of Warrant to Purchase Shares of Common Stock of ZaZa Energy Corporation, dated February 21, 2012 (incorporated by reference to Exhibit 4.3 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012)

4.9

Form of Amended Warrant issued in replacement of warrants originally issued February 21, 2012 to the purchasers under the Secured Purchase Agreement, dated February 21, 2012, as amended (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.10

Common Stock Purchase Warrant issued in replacement of warrants originally issued February 21, 2012 to the purchasers under the Securities Purchase Agreement, dated February 21, 2012, as amended (incorporated by reference to Exhibit 10.7 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 15, 2013)

4.11

Form of Registration Rights Letter, dated February 22, 2012, by and among ZaZa Energy Corporation and certain purchasers (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

Number	Exhibit Title

4.12

Form of Note Purchase Agreement, dated as of October 16, 2012, by and among ZaZa Energy Corporation and purchasers thereunder (incorporated by reference to Exhibit 4.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.13

Indenture, dated as of October 22, 2012, by and among ZaZa Energy Corporation, the Guarantors named therein, and Wilmington Trust, National Association, as trustee thereunder (incorporated by reference to Exhibit 4.2 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.14	Form of 9% Convertible Senior Notes due 2017 of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.3 of ZaZa Energy Corporation’s Current Report on Form 8-K filed October 22, 2012).

4.15

Form of Subordinated Promissory Note, dated February 21, 2012, issued to Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc., Todd A. Brooks, John E. Hearn, Jr., and Gaston L. Kearby (incorporated by reference to Exhibit 4.4 of ZaZa Energy Corporation’s Current Report on Form 8-K filed February 22, 2012).

4.16

Subordination Agreement, dated as of February 21, 2012, by and among Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc., Todd A. Brooks, John E. Hearn, Jr., and Gaston L. Kearby, U.S. Bank National Association, as collateral agent, the Purchasers of the Notes and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on February 22, 2012).

4.17

Amended and Restated Subordination Agreement, dated June 8, 2012, among ZaZa Energy Corporation, the purchasers party to the Securities Purchase Agreement dated February 21, 2012, Todd A. Brooks, John E. Hearn, Jr., Gaston L. Kearby, Omega Energy, LLC, Blackstone Oil & Gas, LLC, and Lara Energy, Inc. (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.18

Lock-Up Agreement, dated as of February 21, 2012, by and between the Restricted Stockholders (as defined therein) and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on February 22, 2012).

4.19

Amended and Restated Lock-Up Agreement, dated as of March 28, 2013, by and between the Restricted Stockholders (as defined therein) and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed on May 15, 2013).

4.20

Exchange Agreement, dated February 24, 2014, by and among Todd A. Brooks, Blackstone Oil & Gas, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 13, 2014).

4.21

Exchange Agreement, dated February 24, 2014, by and among John E. Hearn, Jr., Lara Energy, Inc. and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 13, 2014).

4.22

Exchange Agreement, dated February 24, 2014, by and among Gaston L. Kearby, Omega Energy Corp. and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed May 13, 2014).

5.1*	Opinion of Sidley Austin LLP regarding legality of the securities being registered by ZaZa Energy Corporation.

Number	Exhibit Title

10.1

Exploration and Development Agreement, Hackberry Creek Project Area, dated March 26, 2010, by and between Hess Corporation and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.15 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.2

Exploration and Development Agreement, Eagle Ford Shale Area, dated April 28, 2010, by and between Hess Corporation and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.14 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.3

Amendment, dated June 8, 2012, to Exploration and Development Agreement, Eagleford Shale Area dated April 28, 2010, as amended, between ZaZa Energy Corporation and Hess Corporation (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.4

Investment Agreement, dated May 20, 2010, between Toreador Energy France S.C.S. and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.1 to Toreador Resources Corporation’s Current Report on Form 8-K filed on May 10, 2010).

10.5

Amendment to the Investment Agreement, dated May 18, 2011, between Toreador Energy France S.C.S. and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.1 to Toreador Resources Corporation’s Current Report on Form 8-K filed on May 23, 2011).

10.6

Letter Agreement, dated August 9, 2011, by and among Todd A. Brooks, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.7 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

10.7

Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among Todd A. Brooks, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.17 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.8

Letter Agreement, dated August 9, 2011, by and among John E. Hearn, Jr., ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

10.9

Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among John E. Hearn, Jr., ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.18 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.10

Letter Agreement, dated August 9, 2011, by and among Gaston L. Kearby, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.9 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

10.11

Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among Gaston L. Kearby, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.19 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.12

Stockholders’ Agreement, dated August 9, 2011, by and among ZaZa Energy Corporation, Blackstone Oil & Gas, LLC, Omega Energy Corp. and Lara Energy, Inc. (incorporated by reference to Exhibit 2.4 to Toreador Resources Corporation’s Current Report on Form 8-K filed August 10, 2011).

10.13

Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and Todd A. Brooks (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

Number	Exhibit Title

10.14

Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and John E. Hearn, Jr. (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

10.15

Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and Gaston L. Kearby (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed October 12, 2011).

10.16

Amended and Restated Management Agreement, dated November 18, 2011, by and between Sequent Petroleum Management, LLC and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.20 of ZaZa Energy Corporation’s Form S-4 (333-177264) filed on October 12, 2011).

10.17

Form of Indemnity Agreement between ZaZa Energy Corporation and each executive officer and director (incorporated by reference to Exhibit 10.22 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011).

10.18

Guaranty Agreement, dated as of February 21, 2012, among ZaZa Holdings Inc., ZaZa Energy, LLC and Toreador Resources Corporation in favor of MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, the other purchasers of the secured notes and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on February 22, 2012).

10.19

Lock-Up Agreement, dated as of February 21, 2012, by and between the Restricted Stockholders (as defined therein) and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on February 22, 2012).

10.20

Amended and Restated Lock-Up Agreement, dated as of March 28, 2013, by and between the Restricted Stockholders (as defined therein) and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed on May 15, 2013).

10.21

Collateral Agency Agreement, dated as of February 21, 2012, among U.S. Bank National Association, as collateral agent, and MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP and the other purchasers of secured notes (incorporated by reference to Exhibit 10.19 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011).

10.22

Security Agreement, dated as of March 22, 2012, by and among ZaZa Energy Corporation, ZaZa Energy, LLC, ZaZa Holdings, Inc., Toreador Resources Corporation and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

10.23

Pledge Agreement, dated as of March 22, 2012, by and among ZaZa Energy Corporation, ZaZa Holdings, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

10.24

Participation Agreement, dated March 28, 2012, by and between ZaZa Energy Corporation and Range Texas Production, LLC, a subsidiary of Range Resources Corporation (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

10.25

Amendment No. 5 to the Participation Agreement, effective as of January 16, 2013 (incorporated by reference to Exhibit 10.1 to Form 8-K of ZaZa Energy Corporation (File No. 001-35432) filed on January 28, 2013).

†10.26

Amendment No. 6 to the Participation Agreement, effective as of March 25, 2013 (incorporated by reference to Exhibit 10.2 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on May 15, 2013).

Number	Exhibit Title

10.27

Form of Deed of Trust, dated April 10, 2012, between ZaZa Energy, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.28

Texas Division of Assets Agreement, dated July 25, 2012, among ZaZa Energy Corporation, ZaZa Energy, LLC, and Hess Corporation (incorporated by reference to Exhibit 10.5 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.29

Paris Basin Purchase and Sale Agreement, dated July 25, 2012, among ZaZa Energy France S.A.S. (f/k/a Toreador Energy France S.A.S.) and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.6 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.31

Form of Reimbursement Agreement, dated September 11, 2012, between ZaZa Energy Corporation and each of Blackstone Oil & Gas, LLC, Omega Energy Corp., and Lara Energy, Inc (incorporated by reference to Exhibit 10.9 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.32

Side Letter dated September 11, 2012 regarding the Subordinated Notes with holders thereof (incorporated by reference to Exhibit 10.10 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.33

Share Purchase Agreement, dated November 13, 2012, by and between ZaZa France SAS and Vermilion REP SAS (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation Current Report on Form 8-K filed on November 19, 2012).

10.34	ZaZa Energy Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.35	Purchase and Sale Agreement, dated March 22, 2013 (incorporated by reference to Exhibit 10.3 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on May 15, 2013).

†10.36

Joint Exploration & Development Agreement Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas effective March 1, 2013 (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on June 25, 2013).

†10.37

First Amendment of Joint Exploration & Development Agreement Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas executed April 2, 2013 (incorporated by reference to Exhibit 10.1 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on November 12, 2013)

†10.38

Second Amendment of Joint Exploration & Development Agreement Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas executed September 25, 2013 (incorporated by reference to Exhibit 10.1 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on November 12, 2013)

†10.39

Third Amendment of Joint Exploration & Development Agreement Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas executed October 15, 2013 (incorporated by reference to Exhibit 10.1 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on November 12, 2013)

†10.40

Fourth Amendment of Joint Exploration and Development Agreement, dated March 7, 2014, by and among ZaZa Energy Corporation, ZaZa Energy, LLC and EOG Resources, Inc. (incoprated by reference to Exhibit 10.5 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

Number	Exhibit Title

10.41

Operating Agreement, effective March 1, 2013, by and between EOG Resources, Inc. and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.5 to Form 10-Q of ZaZa Energy Corporation (File No. 001-35432) filed on May 15, 2013).

10.42

Share Purchase Agreement, dated November 13, 2012, by and between ZaZa France SAS and Vermillion REP SAS (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation Current Report on Form 8-K filed on November 19, 2012).

10.43

Purchase and Sale Agreement, dated March 22, 2013, by and between ZaZa Energy, LLC and BEP Moulton, LLC (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q filed on May 15, 2013).

10.44

Sale and Purchase Agreement, dated June 28, 2013, between ZaZa Energy Corporation and SN Marquis, LLC (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on July 31, 2013).

†10.45

Sale and Purchase Agreement, dated June 27, 2013, between ZaZa Energy Corporation and SN Marquis, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K of ZaZa Energy Corporation (File No. 001-35432) filed on July 31, 2013).

10.46

Separation Agreement and General Release, dated July 30, 2012, between ZaZa Energy Corporation and Craig M. McKenzie (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.47

Form of Employment Agreement dated September 11, 2012 between ZaZa Energy Corporation and Todd A. Brooks (incorporated by reference to Exhibit 10.12 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.48

First Amendment to Employment Agreement with Todd Alan Brooks, dated June 12, 2014 (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed August 13, 2014)

10.49

Form of Employment Agreement dated September 11, 2012 between ZaZa Energy Corporation and Ian H. Fay (incorporated by reference to Exhibit 10.13 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.50

Separation and Consulting Agreement, dated May 19, 2014, by and between ZaZa Energy Corporation and Ian H. Fay (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed August 13, 2014)

10.51

Form of Employment Agreement dated September 11, 2012 between ZaZa Energy Corporation and John E. Hearn, Jr. (incorporated by reference to Exhibit 10.14 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.52

Form of Employment Agreement dated October 3, 2012 between ZaZa Energy Corporation and S. Scott Gaille (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation Current Report on Form 8-K filed on October 5, 2012).

10.53

Amendment to Employment Agreement between ZaZa Energy Corporation and S. Scott Gaille dated November 8, 2013 (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation Quarterly Report on Form 10-Q filed on November 12, 2013)

10.54

Second Amendment to Employment Agreement with Scott Gaille, dated August 12, 2014 (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed August 13, 2014)

Number	Exhibit Title

10.55

Employment Agreement, dated as of March 13, 2013, between ZaZa Energy Corporation and Paul F. Jansen (incorporated by reference to Exhibit 10.1 to Form 8-K of ZaZa Energy Corporation (File No. 001-35432) filed on April 8, 2013).

10.56

First Amendment to Employment Agreement with Paul Jansen, dated August 12, 2014 (incorporated by reference to Exhibit 99.2 to Form 8-K/A of ZaZa Energy Corporation (File No. 001-35432) filed on August 13, 2014).

10.57

Employment Agreement with Kevin Schepel, dated April 22, 2013 Second Amendment to Employment Agreement with Scott Gaille, dated August 12, 2014 (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed August 13, 2014)

10.58

First Amendment to Employment Agreement with Kevin Schepel, dated August 12, 2014 Second Amendment to Employment Agreement with Scott Gaille, dated August 12, 2014 (incorporated by reference to Exhibit 10.5 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed August 13, 2014)

10.59

Restricted Stock Agreement, dated September 17, 2012, between ZaZa Energy Corporation and Ian H. Fay (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation Current Report on Form 8-K filed on September 21, 2012).

10.60

Form of Restricted Stock Award Agreement, by and between Blackstone Oil and Gas, LLC, Omega Energy, LLC, Lara Energy Inc., and certain employees of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.1 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.61

Form of Restricted Stock Award Agreement, by and between Blackstone Oil and Gas, LLC, Omega Energy, LLC, Lara Energy Inc., and certain consultants of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.2 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.62

Form of Stock Award Agreement, by and between Blackstone Oil and Gas, LLC, Omega Energy, LLC, Lara Energy Inc., and certain employees of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.3 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.63

Form of Amendment to Stock Award Agreement, by and between Blackstone Oil and Gas, LLC, Omega Energy, LLC, Lara Energy Inc., and certain employees of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.4 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.64

Restricted Stock Award, dated July 30, 2012, by and among Blackstone Oil & Gas, LLC, Omega Energy LLC, Lara Energy, Inc., and Craig McKenzie (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.65

Form of Director Restricted Stock Award Agreement, by and between ZaZa Energy Corporation and certain directors of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.6 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.66

Form of Stock Award Agreement, by and between ZaZa Energy Corporation and certain consultants that are former directors of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.7 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

Number	Exhibit Title

10.67

Form of Stock Award Agreement, by and between ZaZa Energy Corporation and certain employees of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.9 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.68

Form of Stock Award Agreement, by and between ZaZa Energy Corporation and certain consultants of ZaZa Energy Corporation (incorporated by reference to Exhibit 4.10 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.69

Consulting Agreement between ZaZa Energy Corporation and Adam Kroloff, dated December 7, 2012 (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation Current Report on Form 8-K filed on December 7, 2012).

10.70

Consulting Agreement between ZaZa Energy Corporation and Bernard de Combret, dated December 7, 2012 (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation Current Report on Form 8-K filed on December 7, 2012).

10.71

Stock Purchase Agreement between ZaZa Energy Corporation and Todd A. Brooks (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on August 22, 2013).

10.72

Assignment of Overriding Royalty Interest, dated effective April 29, 2010, by ZaZa Energy, LLC in favor of Jubalee LTD (incorporated by reference to Exhibit 10.53 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014)

10.73

Assignment of Overriding Royalty Interest, dated effective April 29, 2010, by ZaZa Energy, LLC in favor of Gaston Kearby (incorporated by reference to Exhibit 10.54 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014)

10.74

Assignment of Overriding Royalty Interest, dated effective April 29, 2010, by ZaZa Energy, LLC in favor of Sandra Brooks 2003 Family Trust (incorporated by reference to Exhibit 10.55 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014)

10.75	ZaZa Energy Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of ZaZa Energy Corporation’s Form S-8 (333-185586) filed December 20, 2012).

10.76

First Amendment to ZaZa Energy Corporation 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.57 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014)

10.77

Settlement and Release Agreement, dated February 6, 2014, by and among Hess Corporation, Hess Oil France, ZaZa Energy Corporation, ZaZa Energy, LLC, ZaZa France S.A.S. and ZaZa International Holding LLC (incoprated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

10.78

Exchange Agreement, dated February 24, 2014, by and among Todd A. Brooks, Blackstone Oil & Gas, LLC and ZaZa Energy Corporation (incoprated by reference to Exhibit 10.2 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

10.79

Exchange Agreement, dated February 24, 2014, by and among John E. Hearn, Jr., Lara Energy, Inc. and ZaZa Energy Corporation (incoprated by reference to Exhibit 10.3 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

Number	Exhibit Title

10.80

Exchange Agreement, dated February 24, 2014, by and among Gaston L. Kearby, Omega Energy Corp. and ZaZa Energy Corporation. (incoprated by reference to Exhibit 10.4 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

10.81

Amendment No. 6 to Securities Purchase Agreement, dated March 14, 2014, by and among ZaZa Energy Corporation, MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, O-CAP Offshore Master Fund, L.P., O-CAP Partners, L.P., Capital Ventures International, Talara Master Fund, LTD., Blackwell Partners, LLC, Permal Talara LTD. (incoprated by reference to Exhibit 10.6 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

10.82

At-The-Market Issuance Sales Agreement, dated March 31, 2014, by and between ZaZa Energy Corporation and MLV & Co. LLC. (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on March 31, 2014).

10.83

First Amendment to Texas Division of Assets Agreement, dated February 6, 2014, by and among Hess Corporation, ZaZa Energy Corporation and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 13, 2014).

10.84

Securities Purchase Agreement, dated July 21, 2014, between ZaZa Energy Corporation and Crede CG III, Ltd. (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on July 21, 2014).

†10.85

Development Agreement, dated September 18, 2014, by and between ZaZa Energy, LLC and Q-Z (IV) Investment Partners, LLC (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on September 24, 2014).

10.86

First Amendment to Separation and Consulting Agreement, dated November 13, 2014, by and between Ian H. Fay and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on November 14, 2014).

10.87

Settlement Agreement, dated November 18, 2014, between ZaZa Energy Corporation and Crede CG III, Ltd (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on November 19, 2014).

16.1

Letter from Ernst & Young LLP, dated June 13, 2014, addressed to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 of ZaZa Energy Corporation’s Current Report on Form 8-K filed on June 13, 2014)

21.1	Subsidiaries of ZaZa Energy Corporation (incorporated by reference to Exhibit 21.1 of ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ryder Scott.

23.3*	Consent of DeGolyer and MacNaughton.

23.4*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1*	Power of Attorney (included on the signature page to this registration statement).

*                 Filed herewith.

†                 Certain portions have been omitted pursuant to a confidential treatment request.  Omitted information has been filed separately will the Securities and Exchange Commission.